Talk America Reports Fourth Quarter and Full Year 2005 Results
Unprecedented Migration of Customers to Network

FOURTH QUARTER HIGHLIGHTS
•	Local voice and data equivalent lines on network of 341,000
•	Total local voice and data equivalent lines of 595,000
•	Total revenue of $114.6 million
•	EBITDA of $16.0 million
•	Net income of $2.0 million, or $0.07 per share on a diluted basis
•	Cash balance of $46.3 million; total debt of $5.3 million

YEAR END HIGHLIGHTS
•	Total revenue of $462.7 million
•	EBITDA of $86.9 million
•	Net income of $26.1 million, or $0.89 per share on a diluted basis
•	Cash flow from operations of $72.0 million

New Hope, PA - February 17, 2006 - Talk America (NASDAQ: TALK) today announced fourth quarter and full year results for 2005. For the fourth quarter 2005, we reported net income of $2.0 million, or $0.07 per share on a diluted basis, as compared to net income of $11.1 million, or $0.40 per share on a diluted basis, for the fourth quarter 2004. For the fourth quarter 2005, on-net revenues, off-net revenues, and long distance only and other revenues were $40.2 million, $58.2 million and $16.2 million, respectively.

Talk America Chief Executive Officer and President, Ed Meyercord, commented, “We strengthened our competitive position in 2005 by transitioning to a network-based services provider and by expanding our reach into the commercial customer segment. Given the fundamental changes in our business throughout the year, we are pleased to deliver financial results ahead of plan.”

For the full year 2005, we reported net income of $26.1 million, or $0.89 per share on a diluted basis, as compared to net income of $36.8 million, or $1.32 per share on a diluted basis, for the full year 2004. For the full year 2005, on-net revenues, off-net revenues, and long distance only and other revenues were $75.2 million, $331.2 million and $56.3 million, respectively. Results for the year include the operations of LDMI from July 13, 2005, the closing date of the acquisition.

(Note: See the schedule accompanying this news release for reconciliation to generally accepted accounting principles (GAAP) for the non-GAAP financial measure mentioned in this release)

With the build out of our network, that now covers 313 end offices in 10 states, including Network Telephone, and the migration of over 200,000 customers, approximately 57% of our current customer lines, at year-end, are served on our network. In the fourth quarter alone, we successfully provisioned an unprecedented 120,000 voice and data equivalent lines onto our network for a year end total of 341,000. We are not aware of any company in our industry that has ever undertaken a migration of customer lines of this scale. Our success is a testament to the quality and talent of our employees and an extraordinary team effort.

In addition, with the acquisition of LDMI and NTC, we now have the reach and product portfolio to deliver integrated voice and data services to commercial customers in our networked markets. The integration initiatives continue to proceed according to plan. We are realizing the expected synergies from combined operations while improving the quality of service to our commercial customers. We are now focused on “best-in-class” service initiatives and the expansion of our product portfolio.

FINANCIAL GUIDANCE
Our financial guidance for 2006 reflects the acquisition of NTC, which closed on January 3, 2006. Guidance for 2006 EBITDA before Option Expense excludes the impact from the expensing of options pursuant to FAS 123(R). We expect that option expense will be approximately $1.5 million in the first quarter 2006 and $5.0 million for the full year 2006. Our financial targets are as follows:

Metrics	Q1 2006
Total Revenue	$118-$120 mm
EBITDA before Option Expense	$13-$15 mm

2006
Metrics	Previous	Current
Total Revenue	$445-$455 mm	$445-$455 mm
EBITDA before Option Expense	$60-$70 mm	$60-$70 mm
Capital Expenditures (including Software)	$21-$25 mm	$25-$30 mm

CONFERENCE CALL
Talk America management will host a conference call to discuss the fourth quarter 2005 operating results at 10:00 a.m. ET on February 17, 2006. The call can be accessed by dialing the following: US 800-633-8486, International, 212-346-6527. A replay of the call will be available through 12:00 p.m. ET on February 24, 2006 by dialing the following: 800-633-8284, International 402-977-9140. The reservation number for the replay is 21283512.

Additionally, a live web simulcast of the conference call will be available online at www.talkamerica.com and www.streetevents.com.

About Talk America

Talk America is a leading competitive communications provider that offers phone services and high speed internet access to both residential and business customers.  Talk America delivers value in the form of savings, simplicity and quality service to its customers through its leading edge network and award-winning back office.

Please Note: The statements contained herein regarding the future results of operations of Talk America should be, and certain other of the statements contained herein may be, considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are identified by the use of forward-looking words or phrases, including, but not limited to, "estimates," "expects," "expected," "anticipates," "anticipated," "forecast," "guidance," and "targets". These forward-looking statements are based on our current expectations. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Forward-looking statements involve risks and uncertainties and our actual results could differ materially from our expectations. In addition to those factors discussed in the foregoing, important factors that could cause such actual results to differ materially include, among others, our inability to integrate effectively and as anticipated the business of NTC upon the completion of the acquisition, dependence on the availability and functionality of local exchange carriers' networks as they relate to the unbundled network element platform, failure to establish and deploy our own local network as we plan to do or to operate it in a profitable manner, increased price competition for long distance and local services, failure of the marketing of the bundle of local and long distance services and long distance services under our direct marketing channels to a smaller marketing footprint, attrition in the number of end users, failure to manage our collection management systems and credit controls for customers, interruption in our network and information systems, failure to provide adequate customer service, and changes in government policy, regulation and enforcement and/or adverse judicial or administrative interpretations and rulings relating to regulations and enforcement, including, but not limited to, the continued availability of the unbundled network element platform of the local exchange carriers network and unbundled network element pricing methodology.

For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in our Quarterly Report on Form 10-Q filed November 9, 2005, our Annual Report on Form 10-K for the year-ended December 31, 2004, filed on March 16, 2005, as amended by our Form 10-K/A filed March 30, 2005, and any subsequent filings. We undertake no obligation to update our forward-looking statements.
--Financial Tables To Follow—

TALK AMERICA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Revenue	$114,590	$125,251	$462,740	$471,012

Costs and expenses:
Network and line costs, excluding depreciation and amortization (see below)	62,835	61,805	243,925	225,244
General and administrative expenses	22,981	18,415	82,906	72,020
Provision for doubtful accounts	4,206	7,259	19,114	21,313
Sales and marketing expenses	8,528	14,396	29,863	70,202
Depreciation and amortization	12,886	7,009	43,620	22,904
Total costs and expenses	111,436	108,884	419,428	411,683

Operating income	3,514	16,367	43,312	59,329
Other income (expense):
Interest income	135	86	1,007	290
Interest expense	(165)	(35)	(350)	(733)
Other income (expense), net	709	1,895	348	1,895
Income before provision for income taxes	3,833	18,313	44,317	60,781
Provision for income taxes	1,814	7,222	18,243	23,969

Net income	$2,019	$11,091	$26,074	$36,812

Income per share - Basic:
Net income per share	$0.07	$0.41	$0.91	$1.37

Weighted average common shares outstanding	30,314	26,992	28,675	26,847

Income per share - Diluted:
Net income per share	$0.07	$0.40	$0.89	$1.32

Weighted average common and common equivalent shares outstanding	30,777	27,750	29,296	27,584

TALK AMERICA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data)
(Unaudited)

	December 31, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$46,288	$47,492
Accounts receivable, trade (net of allowance for uncollectible accounts of $14,366 and $17,508 at December 31, 2005 and December 31, 2004, respectively)	43,600	48,873
Deferred income taxes	18,476	34,815
Prepaid expenses and other current assets	6,338	6,888
Total current assets	114,702	138,068

Property and equipment, net	95,077	65,823
Goodwill	39,205	13,013
Intangibles, net	4,934	1,966
Deferred income taxes	20,774	14,291
Capitalized software and other assets	9,470	8,567
	$284,162	$241,728

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$40,025	$38,843
Sales, use and excise taxes	3,970	11,179
Deferred revenue	13,824	15,321
Current portion of long-term debt	3,988	2,529
Accrued compensation	9,405	6,690
Other current liabilities	14,147	10,022
Total current liabilities	85,359	84,584

Long-term debt	1,289	1,717

Deferred income taxes	3,788	13,906

Other liabilities	2,021	--

Commitments and contingencies	--	--

Stockholders' equity:
Preferred stock - $.01 par value, 5,000,000 shares authorized; no shares outstanding	--	--
Common stock - $.01 par value, 100,000,000 shares authorized; 31,679,046 and 27,037,096 shares issued and outstanding at December 31, 2005 and December 31, 2004, respectively	317	284
Additional paid-in capital	380,486	356,409
Accumulated deficit	(184,098)	(210,172)
Treasury stock - $.01 par value, 1,315,789 shares at December 31, 2005 and December 31, 2004 , respectively	(5,000)	(5,000)
Total stockholders' equity	191,705	141,521
	$284,162	$241,728

TALK AMERICA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2005	2004
Cash flows from operating activities:
Net income	$26,074	$36,812
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	18,874	21,313
Depreciation and amortization	43,620	22,904
Deferred income taxes	14,938	19,588
Other non-cash charges and (credits)	378	(943)
Changes in assets and liabilities:
Accounts receivable, trade	(2,340)	(34,461)
Prepaid expenses and other current assets	3,481	(900)
Other assets	(15)	60
Accounts payable and accrued expenses	(19,917)	8,143
Sales, use and excise taxes	(7,788)	(2,342)
Deferred revenue	(4,626)	4,448
Accrued compensation	(274)	(3,198)
Other current liabilities	(393)	3,171
Net cash provided by operating activities	72,012	74,595

Cash flows from investing activities:
Proceeds from sale of fixed assets	70	--
Acquisition of LDMI, net of cash acquired	(26,850)	--
Capital expenditures	(45,234)	(12,963)
Capitalized software development costs	(3,989)	(3,534)
Net cash used in investing activities	(76,003)	(16,497)

Cash flows from financing activities:
Payments of borrowings	--	(45,273)
Payments of capital lease obligations	(2,230)	(1,228)
Proceeds from exercise of options and warrants	5,017	653
Net cash provided by (used in) financing activities	2,787	(45,848)

Net change in cash and cash equivalents	(1,204)	12,250
Cash and cash equivalents, beginning of period	47,492	35,242
Cash and cash equivalents, end of period	$46,288	$47,492

TALK AMERICA HOLDINGS, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

Non-GAAP Financial Measures:

The non-GAAP financial measures that we use in this news release are listed below. We have included reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures in our financial statements.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is defined as operating income plus depreciation and amortization.

Earnings Before Interest, Taxes, Depreciation, Amortization and Option Expense (EBITDA before Option Expense) is defined as operating income plus depreciation, amortization and option expense.

EBITDA
($ in thousands)	Fourth Quarter		Full Year
	2005	2004	2005	2004
Operating Income	$3,154	$16,367	$43,312	$59,329
Depreciation and Amortization	12,886	7,009	43,620	22,904
EBITDA	$16,040	$23,376	$86,932	$82,233

SOURCE: Talk America Holdings, Inc.

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Contact Info:

Talk America
Jeff Schwartz
215-862-1097
jschwartz@talk.com